UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 14A
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant|X|
Filed by a Party other than the Registrant|_|

Check the appropriate box:

|X| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as
    permitted by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or
    Rule 14a-12

                                  NEPHROS, INC.

-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  |X| No fee required.
  |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
      and 0-11.
  (1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
  (5) Total fee paid:

-------------------------------------------------------------------------------
  |_| Fee paid previously with preliminary materials.

-------------------------------------------------------------------------------
  |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

-------------------------------------------------------------------------------
  (2) Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------
  (3) Filing Party:

-------------------------------------------------------------------------------
  (4) Date Filed:

-------------------------------------------------------------------------------

                                 GRAPHIC OMITTED

                                     NEPHROS

                                  -------------

Dear Stockholder:

      We invite you to attend our annual meeting of stockholders at 9:00 a.m. on June 23, 2005 at the offices of the American Stock Exchange located at 86 Trinity Place in New York, New York. At the meeting, you will hear a report on our operations and have a chance to meet certain of our directors and executive officers.

      This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our directors and executive officers.

      Even if you only own a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date, and return your proxy card promptly in the enclosed envelope.

      We look forward to seeing you on the 23rd of June.




                                    Sincerely yours,



                                    Norman J. Barta
                                    Chief Executive Officer &
                                    President


May 11, 2005

                                  NEPHROS, INC.
                                  3960 BROADWAY
                            NEW YORK, NEW YORK 10032
                               ___________________



                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                                  June 23, 2005


      Notice is hereby given that the Annual Meeting of Stockholders of Nephros, Inc. will be held at 9:00 a.m. on Thursday, June 23, 2005, at the American Stock Exchange located at 86 Trinity Place in New York, New York, New York, for the following purposes:

     1.   To elect three directors for a term of three years;

     2. To approve a Fourth Amended and Restated Certificate of Incorporation that decreases the number of authorized shares of common stock from 49,000,000 to 25,000,000, and decreases the number of authorized shares of preferred stock from 31,000,000 to 5,000,000;

     3. To approve an amendment to the Nephros, Inc. 2004 Stock Incentive Plan that increases the total number of shares of common stock that may be granted pursuant to awards under the Plan from 486,237 to 800,000;

     4. To ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the company's independent registered public accounting firm for our fiscal year ending December 31, 2005; and

     5. To transact such other business as may properly come before the meeting and any adjournments thereof. We are currently unaware of any additional business to be presented at the meeting.

      You must own shares at the close of business on April 25, 2005 to vote at the meeting.


      In order that your shares may be represented at the meeting in case you are not personally present, please complete, sign and date the enclosed proxy/voting card and return it as soon as possible in the enclosed addressed envelope. If you attend the meeting, you may vote your shares in person, even if you have signed and returned the proxy card.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     Sincerely,


                                     --------------------------------
                                     Norman Barta
                                     President
                                     Chief Executive Officer,
                                     Corporate Secretary

May 11, 2005

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

GENERAL INFORMATION                                                          6
PROPOSAL 1: ELECTION OF DIRECTORS                                            8
DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS                          8
GOVERNANCE OF THE COMPANY                                                   11
PROPOSAL 2: APPROVAL OF REDUCTION IN AUTHORIZED COMMON AND PREFERRED
SHARES                                                                      15
PROPOSAL 3: APPROVAL OF INCREASE IN SHARES THAT MAY BE GRANTED UNDER
THE NEPHROS, INC. 2004 STOCK INCENTIVE PLAN                                 17
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM                                                      21
AUDIT COMMITTEE REPORT                                                      22
COMPENSATION COMMITTEE REPORT                                               23
EXECUTIVE COMPENSATION                                                      24
Summary Compensation Table                                                  24
STOCK OPTIONS                                                               25
Options Granted in the Last Fiscal Year                                     25
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
Option Values                                                               25
Equity Compensation Plan Information                                        26
Section 16(a) Beneficial Ownership Reporting Compliance                     26
PRINCIPAL STOCKHOLDERS AND SHAREHOLDINGS OF MANAGEMENT                      27
EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER RELATIONSHIPS                     28
Employment Agreement                                                        28
CERTAIN TRANSACTIONS                                                        30
OTHER MATTERS                                                               33

                               GENERAL INFORMATION


Stockholders entitled to vote


      Stockholders of Nephros, Inc. ("Nephros" or the "Company"), as recorded on our stock register as of the close of business on April 25, 2005, may vote at the meeting. As of April 25, 2005, we had 12,304,498 shares of common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter of business considered at the meeting.

Mailing of proxy statement and form of proxy

      This proxy statement and the accompanying form of proxy are being mailed on or around May 11, 2005, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully. Our annual report for fiscal 2004 and our annual report on Form 10-KSB for fiscal 2004 are being mailed to stockholders together with this proxy statement.

How proxies work

      Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

      You may vote for or against each of our director candidates. The election of each nominee for director requires a plurality of votes cast. Accordingly, abstentions and broker "non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which brokers or nominees do not have discretionary power) will not affect the outcome of the election. You may vote for, vote against or abstain from voting for the Fourth Amended and Restated Certificate of Incorporation.

      The affirmative vote of a majority of the outstanding shares of Common Stock will be required to approve the Fourth Amended and Restated Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as votes against the Fourth Amended and Restated Certificate of Incorporation.

      You may vote for, vote against or abstain from voting for each of the amendment to the Nephros, Inc. 2004 Stock Incentive Plan, and the proposal to ratify the appointment by the Audit Committee of our Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required for approval of these matters. On these matters, abstentions will have the same effect as a negative vote. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of this matter.

      If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares IN FAVOR of our director candidates, IN FAVOR of the Fourth Amended and Restated Certificate of Incorporation, IN FAVOR of the amendment to the Nephros, Inc. 2004 Stock Incentive Plan and IN FAVOR of the ratification of the appointment by the Audit Committee of our Independent Registered Public Accounting Firm and in our proxies' discretion on such other matters as may properly be raised at the meeting.

      You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote those shares.

Revoking a proxy

      You may revoke your proxy by sending in a new proxy card with a later date or by sending written notice of revocation to our corporate secretary at our principal executive offices. If you attend the meeting, you may revoke in writing previously submitted proxies and vote in person.

Quorum

      A majority of the voting power of the outstanding shares entitled to vote at the meeting shall constitute a quorum, whether present in person or by proxy. If you want to vote in person at the annual meeting, and you hold your Nephros stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal.

Attending in person

  Only stockholders, their proxy holders and our guests may attend the meeting.

                        PROPOSAL 1: ELECTION OF DIRECTORS


      At the meeting, three directors will each be elected to serve a three-year term that will expire at the close of our annual meeting to be held during 2008. The shares represented by the enclosed proxy will be voted to elect as directors the nominees named below, unless a vote is withheld for an individual nominee. If a nominee cannot or will not serve as a director (which events are not anticipated), the shares represented by the enclosed proxy may be voted for another person as determined by the holder of the proxies.

Board Structure

      Our Board of Directors currently has eight members. The directors are divided into three classes. Directors in each class serve a term of three years. At each annual meeting, the term of one class expires. Our Class I Directors, whose terms expire at the conclusion of this annual meeting, are Howard Davis,
W. Townsend Ziebold, Jr. and Bernard Salick, M.D.

Board Nominees

      The Board of Directors has nominated Howard Davis, Bernard Salick, M.D. and W. Townsend Ziebold, Jr. for re-election as directors. Each director nominee would serve a three-year term expiring at the close of our annual meeting to be held during 2008. Biographical information on each of the nominees is furnished below under "Directors, Director Nominees and Executive Officers."

Vote Required

      The three nominees receiving the highest number of votes cast for them at the meeting will be elected to serve for a term of three years, or until their successors are duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election.

Board Recommendation

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION (ITEM 1 OF THE ENCLOSED PROXY CARD) OF MR. DAVIS, DR. SALICK AND MR. ZIEBOLD AS DIRECTORS.


               DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS


      The following information is furnished with regard to the directors, the director nominees and the executive officers as of April 29, 2005.



                                                                                         Director    Term
         Name                       Age                Position                           Since     Expires
         ----                       ---                --------                           -----     -------

Eric A. Rose, M.D.                   54   Chairman of the Board and Class III Director     1997       2007
Norman J. Barta                      48   President, Chief Executive Officer and           2002       2007
                                          Class III Director
Lawrence J. Centella(1)(2)(3)        64   Class III Director                               2001       2007
Howard Davis                         49   Class I Director                                 2004       2005
Donald G. Drapkin                    57   Class II Director                                1997       2006
William J. Fox(1)(3)                 48   Class II Director                                2004       2006
Bernard Salick, M.D.                 65   Class I Director                                 2005       2005
W. Townsend Ziebold, Jr.(2)(3)       43   Class I Director                                 1999       2005
Marc L. Panoff                       34   Chief Financial Officer                           N/A        N/A

(1 Member of the Audit Committee of the Board
(2 Member of the Compensation Committee of the Board
(3 Member of the Nominating and Corporate Governance Committee of the Board

      Eric A. Rose, M.D. has served as chairman of our Board of Directors and a director since our inception in 1997. Dr. Rose served as our president and chief executive officer from May 1999 until July 2002. Since 1994, Dr. Rose has been the Morris and Rose Millstein/Johnson & Johnson Professor and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons, and Surgeon in Chief at the Columbia Presbyterian Medical Center. Dr. Rose is a director of SIGA Technologies, Inc., a publicly-traded biotechnology company focused on the design and development of novel products for the prevention and treatment of serious infectious diseases. Dr. Rose received a B.A., summa cum laude, in Psychology from Columbia University and an M.D. from Columbia University College of Physicians and Surgeons.

      Norman J. Barta has served as our president and chief executive officer and as a director since July 2002, and served as our chief financial officer from October 1998 until July 2004. Mr. Barta has served as our treasurer and secretary since May 1999. Mr. Barta served as our chief operating officer from October 1999 to July 2002. From 1994 to 1997, Mr. Barta provided financial planning and management for the research and development division of National Medical Care (currently a division of the Fresenius Medical Care AG), which prior to its acquisition by Fresenius, was one of the largest dialysis providers in the world. Prior to that, Mr. Barta was a consultant for Corestates Bank, where he restructured and optimized cash management and treasury areas for the bank's corporate and public-sector clients. Mr. Barta received a B.S. in Mathematics and Economics from Carnegie-Mellon University and an M.B.A. from the University of Chicago.

      Lawrence J. Centella has served as a director of our company since January 2001. Mr. Centella serves as president of Renal Patient Services, LLC, a company that owns and operates dialysis centers, and has served in such capacity since June 1998. From 1997 to 1998, Mr. Centella served as executive vice president and chief operating officer of Gambro Healthcare, Inc., an integrated dialysis company that manufactures dialysis equipment, supplies dialysis equipment and operates dialysis clinics. From 1993 to 1997, Mr. Centella served as president and chief executive officer of Gambro Healthcare Patient Services, Inc. (formerly REN Corporation). Prior to that, Mr. Centella served as president of COBE Renal Care, Inc., Gambro Hospal, Inc., LADA International, Inc. and Gambro, Inc. Mr. Centella is also the founder of LADA International, Inc. Mr. Centella received a B.S. from DePaul University.

      Howard Davis has served as a director of our company since September, 2004. Mr. Davis serves as Senior Vice President - Capital Markets with The Shemano Group, which served as lead underwriter in our initial public offering. From 1997 to 2003, Mr. Davis served as the executive vice president of GunnAllen Financial Inc., where he was the executive responsible for the investment banking and finance division. From 1990 to 1997, Mr. Davis served as the president and chief executive officer of Kensington Securities, Inc., a National Association of Securities Dealers, Inc. broker dealer. Prior to joining Kensington Securities, Inc. in 1990, Mr. Davis had served as the president, and, prior to that, as chief financial officer, of Numero Uno Franchise Corporation, a Los Angeles based franchisor of pizzeria and Italian restaurants. Mr. Davis is also a former instructor in franchising at California State University. Mr. Davis was a former member of the board of directors and the audit and compensation committees of Intelli-Check, Inc., a corporation which files reports pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Davis attended the University of Southern California; California State University, Northridge; and Kent State University, where he majored in Finance and Accounting.

      Donald G. Drapkin has served as a director of our company since our inception in 1997. Mr. Drapkin served as our interim president, chief executive officer and treasurer from 1997 until May 1999. Mr. Drapkin has been a Director and Vice Chairman of MacAndrews & Forbes Holdings Inc. and various of its affiliates since 1987. Prior to joining MacAndrews & Forbes Holdings Inc., Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP for more than five years. Mr. Drapkin is also a director (or member of the Board of Managers, as applicable) of the following companies which are required to file reports pursuant to the Exchange Act: Allied Security Holdings LLC,

Anthracite Capital, Inc., Playboy Enterprises, Inc., Revlon, Inc., Revlon Consumer Products Corporation and SIGA Technologies, Inc.

      William J. Fox has served as a director of our company since September 2004. Mr. Fox currently serves as President and Chief Executive Officer and a director of LQ Corporation, Inc. (since October 2004) and as President and Chief Executive Officer and a director of Dynabazaar Inc. (since December 2004). Mr. Fox is also Vice Chairman of Barington Capital Group and its affiliates. From February 1999 until October 2004, Mr. Fox served as chairman, president, chief executive officer and a director of AKI, Inc. and president, chief executive officer and a director of AKI Holdings, Inc., a marketing and interactive advertising company. Prior to that, Mr. Fox served as president of Strategic and Corporate Development for Revlon Worldwide and chief executive officer of Revlon Technologies. From 1994 to April 1999, Mr. Fox served as a director, and from 1997 to 1999, Mr. Fox served as senior executive vice president, of both Revlon Inc. and Revlon Consumer Products Corporation. For the five years ending 1999, Mr. Fox was also senior vice president of MacAndrews & Forbes Holdings, Inc. Mr. Fox served as non-executive co-chairman of the board and a director of Loehmann's Holding Inc. from October 2000 through October 2004 and has served as a vice-chairman of the board and a director of Hain Food Group, Inc.

      W. Townsend Ziebold, Jr. has served as a director of our company since 1999. Since 2000, Mr. Ziebold has been president of Wasserstein Levered Venture Partners II, LLC, the venture capital affiliate of Wasserstein & Co., L.P., where Mr. Ziebold has led several of Wasserstein & Co., L.P.'s investments. Mr. Ziebold is a former director and non-executive chairman of Imax Corporation, and is a former director of Collins & Aikman Corporation and Maybelline, Inc. Mr. Ziebold received a B.A. in Economics from Trinity College and an M.B.A. from the Stanford School of Business.

      Bernard Salick, M.D., has served as a director of our company since 2005. Since 1997, Dr. Salick has been the Chairman and Chief Executive Officer of Bentley Health Care, Inc., a company focused on the development and operation of out-patient cancer centers. Over the last five years Dr. Salick has served as the CEO of the following companies: (i) Salick Cardiovascular Centers, LLC, a company formed to build, own and operate out-patient cardiovascular centers;
(ii) Salick Group Holdings Ltd., LLC a company that conducts investment activities; (iii) Sandstone Horse Sales, LLC, a horse sales, breeding and training company; and (iv) Brighton Dialysis Associates Medical Group, who provides medical services to dialysis patients. Dr. Salick received a B.S. from Queens College and an M.D. from the University of Southern California.

      Marc L. Panoff began serving as our chief financial officer in July 2004. From August 2001 until July 2004, Mr. Panoff served as the vice president of finance of Walker Digital Management, LLC, a privately held research and development laboratory that invents, patents and develops business solutions. Companies created by Walker Digital intellectual property include Priceline.com and Synapse Group, Inc. From 1994 to 2001, Mr. Panoff served as the corporate controller of Medicis Pharmaceutical Corporation, a publicly-traded specialty pharmaceutical concern specializing in treating dermatological conditions. From 1992 to 1994 Mr. Panoff served as a staff auditor for KPMG in New York. Mr. Panoff received a B.S. in Business Administration from Washington University in St. Louis and an M.B.A. from Arizona State University. Mr. Panoff is a Certified Public Accountant in the state of New York.

      There are no family relationships between any of our directors and executive officers.

Key Employees

      Gregory Collins, Ph.D. has served as our senior scientist since 1998. From 1993 to 1997, Dr. Collins was a research and development program manager at National Medical Care, where he was responsible for research and development projects relating to dialyzer cartridges and bloodlines. From 1990 to 1993, Dr. Collins served as a senior level research and development engineer at National Medical Care, where he applied basic scientific theory to practical device development using his training in solute transport, and gained technical expertise in the spinning of hollow fiber semi-permeable membranes, dialyzer cartridge design and assembly techniques, and novel test method development. Dr. Collins received a B.S., summa cum laude, in Chemical Engineering from Arizona State University and a Ph.D., magna cum laude, in Bioengineering from U.C. San Diego. Dr. Collins is 43 years old.

      Jan Rehnberg has served as our Senior Vice President, Marketing and Sales since January 2004. From 1998 to 2003, Mr. Rehnberg served as Managing Director of Gambro Healthcare Europe, where he developed their European market by establishing or acquiring 110 clinics serving 8,000 patients. From 1990 to 1998, Mr. Rehnberg was the President Director General (Managing Director) of Gambro SA France, where he reorganized and expanded the market for Gambro Renal Products. From 1985 to 1990, Mr. Rehnberg was the Managing Director Gambro SA Spain, where he served a similar function. From 1982 to 1984, Mr. Rehnberg was the Area Manager Middle East for Gambro, with responsibility for 14 Arab countries in which he developed product line sales, and established distributorships & agency agreements. Mr. Rehnberg received his Bachelor of International Business Administration from Lund University, Sweden. Mr. Rehnberg is 52 years old.

      Nicholas Staub, B.A. has served as our Director of Sales since November 2003. From 1999 to 2003, Mr. Staub served as the Vice President of Development for Renal Ventures Management, where he was responsible for development of new dialysis clinics and co-venture relationships with Nephrologists and Hospitals. From 1986 to 1999, Mr. Staub was the Territory Manager for Cobe Laboratories/Gambro, where he marketed dialysis equipment and supplies to clinics in the Eastern United States. Mr. Staub received his B.A. in Business Administration from Menlo College of Business. Mr. Staub is 47 years old.


                            GOVERNANCE OF THE COMPANY

Code of Ethics

      During the fiscal year ended December 31, 2004, we adopted a Code of Ethics and Business Conduct ("Code of Ethics") for our employees, officers and directors that complies with Securities and Exchange Commission ("SEC") regulations and American Stock Exchange listing standards. The Code of Ethics is available free of charge on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. We intend to timely disclose any amendments to, or waivers from, our code of ethics and business conduct that are required to be publicly disclosed pursuant to rules of the SEC and the American Stock Exchange by filing such amendment or waiver with the SEC.

Committees and Meetings

      The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each governed by a specific charter, each of which is available on our website at www.nephros.com, and all members of these committees are independent directors. We comply with the rules promulgated by the American Stock Exchange ("AMEX") for determining the independence of directors, as well as the Sarbanes-Oxley Act of 2002 requirements for independence of directors on the Audit Committee. Compliance with these requirements is reviewed annually by the Nominating and Corporate Governance Committee.

      The Board has at least one regularly scheduled meeting per year. In addition, the Board holds special meetings whenever requested by either the Chairman of the Board, the President, the Secretary or by two or more directors. The Audit Committee has no less than one meeting per quarter. The Compensation Committee meets at least twice a year and the Nominating and Corporate Governance Committee meets at least once a year. In addition, special meetings of the Board or any Committee may be called from time to time as determined by the needs of the business.

      The Board of Directors held two meetings since the closing of our initial public offering on September 24, 2004 and prior to the end of fiscal 2004. During 2004, all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member. The Board of Directors allocates time at each Board meeting to meet without management present.

Audit Committee

      The purpose of the Audit Committee of the Board of Directors is to represent and assist the Board in monitoring (i) accounting, auditing, and financial reporting processes; (ii) the integrity of our financial statements;
(iii) our internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations; and (iv) the appointment of and evaluating the qualifications and independence of our independent registered public accounting firm. The Audit Committee's specific responsibilities are set forth in its charter, a copy of which is attached as Exhibit A to this proxy statement. The Audit Committee currently consists of Mr. Fox (Chairman) and Mr. Centella both of whom have been determined by the Board of Directors to be independent under the AMEX listing standards. The Audit Committee was formed upon the closing of our initial public offering on September 24, 2004. From September 24, 2004 through April 29, 2005, the Audit Committee consisted of Mr. Fox (Chairman), Mr. Centella and Mr. Ziebold. The Audit Committee met once, and acted by unanimous written consent once, in fiscal 2004.

      The Board of Directors has determined that all Audit Committee members are financially literate under the current listing standards of the AMEX. The Board also determined that Mr. Fox qualifies as an "audit committee financial expert" as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee also serves as our Qualified Legal Compliance Committee ("QLCC"). The QLCC is responsible for investigating reports, made by attorneys appearing and practicing before the SEC in the representation of us, of perceived material violations of law, breaches of fiduciary duty or similar violations by us or any of our agents.

Compensation Committee

      The purpose of the Compensation Committee of the Board of Directors is to
(i) assist the Board in discharging its responsibilities with respect to compensation of our executive officers and directors, (ii) evaluate the performance of our executive officers, (iii) assist the Board in developing succession plans for executive officers and (iv) administer our stock and incentive compensation plans and recommend changes in such plans to the Board as needed. The Compensation Committee establishes the compensation of senior executives on an annual basis. The Compensation Committee currently consists of Mr. Ziebold, Jr. (Chairman) and Mr. Centella, both of whom have been determined by the Board of Directors to be independent under the AMEX listing standards. The Compensation Committee was formed upon the closing of our initial public offering on September 24, 2004 and met once in fiscal 2004. Immediately following the annual meeting, Dr. Salick will join the Compensation Committee provided that he is re-elected to the Board. Dr. Salick has been determined by the Board to be independent under the AMEX listing standards.

Nominating and Corporate Governance Committee

      The purpose of the Nominating and Corporate Governance Committee of the Board of Directors is to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing corporate procedures and policies. The Nominating and Corporate Governance Committee currently consists of Mr. Centella (Chairman), Mr. Fox and Mr. Ziebold, all of whom have been determined by the Board of Directors to be independent under the AMEX listing standards. The Nominating and Corporate Governance Committee was formed upon the closing of our initial public offering on September 24, 2004 and did not meet, but acted by unanimous written consent once, in fiscal 2004.

      The entire Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates to the entire Board for prospective Board membership. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers any qualified candidate for an open board position timely submitted by our stockholders in accordance with our established procedures.

      The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Stockholder recommendations should be submitted to us under the procedures discussed in "Procedures For Security Holder Submission of Nominating Recommendations" which is available on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. Written notice of any nomination must be timely delivered to Nephros, Inc., 3960 Broadway, New York, New York 10032, Attention: Nominating and Corporate Governance Committee, c/o Chief Financial Officer.

      The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by the Committee. When considering a potential non-incumbent candidate, the Nominating and Corporate Governance Committee will factor into its determination the following qualities of a candidate: professional experience, including whether the person is a current or former Chief Executive Officer or Chief Financial Officer of a public company, integrity, professional reputation, independence and ability to represent the best interests of our stockholders.

      The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating non-incumbent candidates for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, including members of the Board, our management or a professional search firm. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Stockholder Communication with the Board

      Stockholders may communicate with the Board of Directors, members of particular committees or to individual directors, by sending a letter to such persons in care of our Chief Financial Officer at our principal executive offices. The Chief Financial Officer has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Chief Financial Officer will submit the correspondence to the Chairman of the Board or to any committee or specific director to whom the correspondence is directed. Procedures for sending communications to the Board of Directors can be found on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. Please note that all such communications must be accompanied by a statement of the type and amount of our securities that the person holds; any special interest, meaning an interest that is not derived from the proponent's capacity as a shareholder, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication.

Director Compensation

      We pay our directors $500 per meeting for Board meetings attended in person and $100 per meeting for Board meetings attended telephonically and will reimburse our directors for expenses incurred by them in connection with serving on our Board of Directors. We pay the chairman of the Audit Committee $500 per meeting for meetings of the Audit Committee.

      We will grant each non-employee director who first joins our Board options to purchase 15,000 shares of our common stock in respect of such first year of service at an exercise price per share equal to the fair market value price per share of our common stock on the date of grant. We will also grant each non-employee director options to purchase 10,000 shares of our common stock at an exercise price per share equal to the fair market value price per share of our common stock on the grant date for each year of service as a member of our Board after the first year of such service. Our executive officers shall not receive additional compensation for their service as directors.

Director Independence

      The Board of Directors complies with the AMEX listing standards and reviews all commercial and other relationships of each director in making its determination as to the independence of its directors. After such review, the Board has determined that each of Mr. Centella, Mr. Davis, Mr. Drapkin, Mr. Fox, Dr. Salick and Mr. Ziebold qualifies as independent under the requirements of the AMEX listing standards.

Director Attendance at Annual Meetings

      Each of our directors is expected to be present at annual meetings of our stockholders absent exigent circumstances that prevent their attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, we will arrange for the director's participation by means where the director can hear, and be heard by, those present at the meeting. Our first annual stockholders meeting since our initial public offering will be held on June 23, 2005.

PROPOSAL 2: APPROVAL OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      Our Board of Directors has approved and adopted, subject to stockholder approval, the Fourth Amended and Restated Certificate of Incorporation, and has directed that it be considered by our stockholders at this annual meeting. The Fourth Amended and Restated Certificate of Incorporation decreases the number of authorized shares of common stock, par value $.001 per share, from 49,000,000 to 25,000,000, and decreases the number of authorized shares of preferred stock, par value $.001 per share, from 31,000,000 to 5,000,000. The Fourth Amended and Restated Certificate of Incorporation also restates our certificate of incorporation to reflect the retirement of our series A, series B, series C and series D convertible preferred stocks that was already accomplished and for which no stockholder approval was required.

      Upon the consummation of our initial public offering, all of the then outstanding shares of our series A, series B, series C and series D convertible preferred stocks were automatically converted into shares of our common stock. On April 19, 2005, by resolution of our Board of Directors, we retired the shares of our series A, series B, series C and series D convertible preferred stocks that were issued but are not outstanding. Our Third Amended and Restated Certificate of Incorporation prohibited the reissuance of such retired shares as a part of those series, and such retired shares constituted all of the authorized shares of each such series. Accordingly, pursuant to Section 243 of the Delaware General Corporation Law, we filed a Certificate of Retirement with the Secretary of State of Delaware, the effect of which was that our Third Amended and Restated Certificate of Incorporation was amended so as to eliminate all reference to our series A, series B, series C and series D convertible preferred stocks.

      The Fourth Amended and Restated Certificate of Incorporation, as it is proposed to be adopted, is attached to this proxy statement as Exhibit B. Other than the reduction in authorized capital discussed above, the Fourth Amended and Restated Certificate of Incorporation does not differ in any material respect from our Third Amended and Restated Certificate of Incorporation, as amended to date.

      On the record date, there were issued and outstanding 12,304,498 shares of common stock and no shares of preferred stock. On such date, we had reserved an additional 376,009 shares of common stock for issuance upon the exercise of currently outstanding options and warrants and 1,852,540 shares of common stock for issuance pursuant to awards under our stock option plans.

      The Board believes that, by reducing the authorized number of shares of our common and preferred stock, we will reduce the financial and tax burdens resulting from such authorized shares while keeping a reasonable number of shares available for future financing transactions, stock issuances pursuant to employee benefit plans and other appropriate corporate opportunities and purposes. Other than ordinary course issuances of stock options under our stock option plans, no such transactions or issuances are presently planned. The Board would still establish the terms on which the authorized shares could be issued.

      For the reasons stated above, the Board believes it is in our best interests and in the best interests of our stockholders to approve the Fourth Amended and Restated Certificate of Incorporation.

Vote Required

      The proposal to approve the Fourth Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as votes against Proposal Two.

Board Recommendation

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL (ITEM 2 OF THE ENCLOSED PROXY CARD) OF THE FOURTH AMENDED AND RESTATED CERTIFICATE OF
                                 INCORPORATION.

      PROPOSAL 3: AMENDMENT TO THE NEPHROS, INC. 2004 STOCK INCENTIVE PLAN

      In June 2004, our Board of Directors retired our Amended and Restated Nephros 2000 Equity Incentive Plan (the "2000 Plan"). In July, 2004, our Board of Directors adopted and our stockholders approved the Nephros, Inc. 2004 Stock Incentive Plan (the "2004 Plan" and together with the 2000 Plan, the "Stock Option Plans"), pursuant to which awards are made to certain of our officers, other employees, consultants and directors or our subsidiary from time to time. The maximum number of shares of common stock reserved for the grant of awards under the 2004 Plan is 486,237. As of December 31, 2004, there were 257,471 shares of common stock available for future grants under the 2004 Plan.

      The Board of Directors, upon recommendation of the Compensation Committee, has approved and has determined to ask the stockholders to approve the amendment to the 2004 Plan that would increase the total number of shares of common stock reserved for issuance under the 2004 Plan from 486,237 shares to 800,000 shares.

      Our business depends upon recruiting and retaining employees that can perform at the highest levels. It is critical that we continue to motivate our key employees by providing them with compensation that gives them a stake in our future growth. The Board of Directors believes that providing directors, officers and employees with equity incentives such as stock options will contribute substantially to our future success by further aligning the interests of such key employees with those of our stockholders. Additionally, our overall compensation philosophy places significant emphasis on equity compensation to reward, incentivize and retain management and key employees while conserving cash.

      For the reasons stated above, the Board believes it is in our best interests to approve the amendment to the 2004 Plan.

      A description of the 2004 Plan is set forth below. This description is qualified in its entirety by reference to the full text of the 2004 Plan. Any stockholder who wishes to obtain a copy of the 2004 Plan can call us to receive a copy free of charge.

Administration and Duration

      The 2004 Plan is administered by our Compensation Committee. Each member of the Compensation Committee must be a "non-employee Director" within the meaning of Rule 16b-3 under the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee currently consists of Messrs. Ziebold, Jr. (Chairman) and Centella, both of whom have been determined by the Board of Directors to be independent under the AMEX listing standards. Nevertheless, if the Compensation Committee is not so composed it will not invalidate any award. The Board of Directors also may act in place of the Compensation Committee. The Compensation Committee has the authority to interpret the 2004 Plan, to establish and revise rules and regulations relating to the 2004 Plan, and to make any other determinations that it believes necessary or advisable for the administration of the 2004 Plan.

Limit On Awards Under the 2004 Plan

      Awards may be granted under the 2004 Plan with respect to a maximum of 486,237 shares of our common stock. No individual may be granted awards with respect to more than 485,000 shares in any calendar year. The shares to be delivered under the 2004 Plan will be made available from authorized but unissued shares, from treasury shares, or from shares purchased in the open market or otherwise. Shares that are subject to awards under the 2004 Plan but are not actually issued (for example because the award lapsed or was cancelled), shares acquired on option exercise that are returned to us as payment of the exercise price of an option and shares of unvested restricted stock that are forfeited, will be available for further awards and options.

Eligibility for Awards

      Any employees of, and consultant to, us and any of our non-employee directors that are designated by the Compensation Committee as a "key person" will be eligible to participate in the 2004 Plan. Designation as a key person reflects a determination that the individual can contribute to our growth and profitability or otherwise is entitled to an award in connection with the individual's extraordinary performance, promotion, retention, or recruitment. From time to time, the Compensation Committee will determine who will be granted awards and the number of shares subject to such awards. The Compensation Committee may delegate to one or more officers the authority to designate the employees eligible to receive awards (other than the key officers) and the size of each such award. An individual who receives an award under the 2004 Plan is referred to as a "Participant."

Change in Control

      The 2004 Plan provides that if there is a change in control, unless the agreement granting an award provides otherwise, all awards under the 2004 Plan will become vested and exercisable as of the effective date of the change in control. As defined in the 2004 Plan, a change in control means the occurrence of any of the following events: (i) any "person," including a "group," as such terms are defined in sections 13(d) and 14(d) of the Exchange Act and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of more than 50% of the outstanding shares of our common stock; (ii) our complete liquidation; (iii) the sale of all or substantially all of our assets; or (iv) a majority of the members of our Board of Directors are elected to the Board without having previously been nominated and approved by a majority of the members of the Board incumbent on the day immediately preceding such election.

Stock Options

      Options granted under the 2004 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The exercise price of an incentive stock option may not be less than the fair market value of the stock on the date the option is granted. The option price is payable in cash or, with the consent of the Compensation Committee, in shares of our common stock or by means of a brokered cashless exercise.

      The Compensation Committee determines the terms of each stock option grant at the time of grant. Unless the option agreement granting an option specifies otherwise, options to employees will be exercisable as to one-quarter of the shares on each of the first four anniversaries of the option grant and will remain exercisable until the tenth anniversary of the date of the grant. In no event can an incentive stock option be exercised after the tenth anniversary of the date of grant.

Stock Appreciation Rights

      A stock appreciation right ("SAR") entitles the Participant to receive - in cash or shares of stock, at the Compensation Committee's discretion - the excess of the fair market value of a share of stock on the date of exercise over the fair market value on the date of grant. A SAR may, but need not, relate to an option. The Compensation Committee determines the terms of each SAR at the time of the grant.

Restricted Stock

      The Compensation Committee, in its discretion, may grant awards of restricted stock. A share of restricted stock is a share of our common stock that may not be transferred before it is vested and may be subject to such other conditions as the Compensation Committee sets forth in the agreement evidencing the award. In addition, if the Participant terminates employment, he or she will forfeit any unvested shares. The grant or vesting of a restricted stock award may be made contingent on achievement of performance goals established by the Compensation Committee.

Amendment or Termination

      The Board of Directors may amend, alter or terminate the 2004 Plan without stockholder approval, except that stockholder approval is required for amendments to the 2004 Plan to the extent necessary under applicable stock exchange rules, or to ensure that options can continue to qualify as incentive stock options or that awards will be exempt from the Code section 162(m) deduction limitation. Consequently, the Board of Directors may not, without stockholder approval, increase the total number of shares reserved for issuance under the 2004 Plan or make any other material changes to the 2004 Plan. In addition, no amendment, alteration or termination by the Board of Directors may adversely affect the rights of a holder of a stock incentive award without the holder's consent. Unless terminated earlier, no new awards may be granted under the 2004 Plan after the tenth anniversary of the date it was adopted by the Board. However, outstanding awards made before the tenth anniversary will continue in accordance with their terms.

Federal Income Tax Consequences

      The following discussion outlines generally the current federal income tax consequences of the 2004 Plan. Applicable tax laws and their interpretations are subject to change at any time and application of such laws may vary in individual circumstances.

Incentive Stock Options

      A Participant who is granted an incentive stock option does not recognize taxable income upon the grant or exercise of the option. However, the difference between the fair market value of our common stock on the date of exercise and the option exercise price is a tax preference item that may subject the Participant to alternative minimum tax. A Participant generally will receive long-term capital gain or loss treatment on the disposition of shares acquired upon exercise of the option, provided that the disposition occurs more than two years from the date the option is granted, and the Participant holds the stock acquired for more than one year. A Participant who disposes of shares acquired by exercise prior to the expiration of the forgoing holding periods realizes ordinary income upon the disposition equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise and the disposition price. Any appreciation between the fair market value of the shares on the date of exercise and the disposition price is taxed to the Participant as long or short-term capital gain, depending on the length of the holding period. To the extent the Participant recognizes ordinary income, we receive a corresponding tax compensation deduction.

Nonqualified Stock Options

      A Participant will not recognize income upon the grant of a nonqualified option. Upon exercise, the Participant will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the price paid for the stock. We are entitled to a tax compensation deduction equal to the ordinary income recognized by the Participant. Any taxable income recognized by a Participant in connection with an option exercise is subject to income and employment tax withholding. When the Participant disposes of shares acquired by the exercise of a nonqualified option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as capital gain. Dispositions made after one year from the exercise date will be treated as long-term capital gain. Dispositions made less than one year from the exercise date will be treated as short-term capital gain.

Stock Appreciation Rights

      A Participant will not recognize income upon the grant of a SAR. Upon exercise, the Participant will recognize ordinary income equal to the cash or fair market value of the shares of common stock received from the exercise, which will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the ordinary income recognized by the Participant.

Restricted Stock

      Generally, a Participant will not recognize income upon the grant of restricted stock. When the shares of restricted stock vest, the Participant will recognize ordinary income equal to the fair market value of the stock and also will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the amount of ordinary income recognized by the Participant. A Participant who receives a restricted stock award may elect to accelerate his or her tax obligation by submitting a Code Section 83(b) election within 30 days after the grant date, pursuant to which the Participant will be taxed on the fair market value of the restricted stock as of the grant date, and we will receive a tax compensation deduction as of the grant date equal to the ordinary income recognized by the

Participant. Any gain or loss upon a subsequent disposition of the shares will be long-term capital gain or loss if the shares are held for more than one year and otherwise will be short-term capital gain or loss. If, after making the
Section 83(b) election, the shares are forfeited, the Participant will not be entitled to a loss deduction.

Code Section 162(m)

      Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the four other most highly paid executive officers of a publicly traded corporation. Under a special transition rule, awards made within the first three years after our initial public offering will not be subject to the
Section 162(m) limitation. In addition, to the extent that payment or exercise of an award would not be deductible to us as a result of Section 162(m), the 2004 Plan permits the Compensation Committee to defer that payment or exercise until the Participant no longer is subject to Section 162(m).

Vote Required

      The proposal to approve the adoption of the amendment to the 2004 Plan requires an affirmative vote of a majority of the common stock present at the meeting in person or represented by proxy. Abstentions will have the same effect as votes against Proposal Three. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of this matter.

Board Recommendation


      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL (ITEM 3 OF THE
            ENCLOSED PROXY CARD) OF THE AMENDMENT TO THE 2004 PLAN.

     PROPOSAL 4: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF
      THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ("RPAF")


      The Audit Committee of the Board of Directors has selected and appointed Deloitte & Touche LLP, independent registered public accounting firm, to audit the accounts of us and our subsidiary for the fiscal year ending December 31, 2005. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will have an opportunity to make a statement should he or she desire to do so, and is expected to be available to respond to appropriate questions.

Vote Required

      The proposal to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent RPAF requires an affirmative vote of a majority of the voting power of the common stock present at the meeting in person or represented by proxy. Abstentions will have the same effect as votes against Proposal Four. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of this matter. Notwithstanding ratification of the appointment of Deloitte & Touche LLP as our independent RPAF for the fiscal year ending December 31, 2005, the Audit Committee may select another independent RPAF for such year without any vote of the stockholders. If the stockholders do not ratify the appointment, the matter of the appointment of independent RPAF will be considered by the Audit Committee.

Board Recommendation


    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION (ITEM 4 OF THE
        ENCLOSED PROXY CARD) OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF
      DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM.


Auditor Fees and Services

Audit Fees

      Fees billed for audit services by Deloitte & Touche totaled approximately $70,000 for the fiscal year ended December 31, 2004. Such fees include fees associated with the annual audit.

      Fees billed for audit services by Grant Thornton LLP ("Grant Thornton") totaled approximately $17,500 for the fiscal year ended December 31, 2004 and such fees included fees associated with the reviews of our quarterly reports on Form 10-QSB.

Audit-Related Fees

      There were no audit-related services performed by Deloitte & Touche for the fiscal year ended December 31, 2004.

      Fees for audit-related services provided by Grant Thornton totaled approximately $290,740 for the fiscal year ended December 31, 2004. Audit-related services generally include fees for review of SEC registration statements, audit transition services, business development opportunities and accounting consultations.

Tax Fees

      There were no tax services provided by Deloitte & Touche LLP for the fiscal year ended December 31, 2004.

      Fees for tax services provided by a firm other than our RPAF totaled approximately $15,000 for the fiscal year ended December 31, 2004. Tax services generally include fees for tax preparation and tax consultations.

All Other Fees

      We did not engage Deloitte & Touche LLP to provide any information technology services or any other services during the fiscal year ended December 31, 2004.

     Pre-Approval Policies and Procedures

      In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Deloitte & Touche LLP. During fiscal year 2004, all services were pre-approved by the Audit Committee in accordance with this policy.

Change in Accountant

      On December 21, 2004, the Audit Committee of the Board of Directors dismissed Grant Thornton as our registered independent public accounting firm and approved the engagement of Deloitte & Touche LLP as our independent RPAF to audit our financial statements for the fiscal year ending December 31, 2004. During the fiscal years ended December 31, 2003 and 2002 and through December 21, 2004, we had no disagreement with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter thereof in connection with its reports. During the years ended December 31, 2003 and 2002 and through December 21, 2004, there have been no events reportable pursuant to Item 304(a)(1)(iv)(B) of Regulation S-B.

                             AUDIT COMMITTEE REPORT

      The Audit Committee is responsible for the oversight of the Company's financial reporting process on behalf of the Board of Directors and such other matters as specified in the Committee's charter or as directed by the Board. The Committee also has the sole authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm (or to nominate the independent registered public accounting firm for stockholder approval) and to pre-approve all auditing services and any permitted non-audit services performed by the Company's independent registered public accounting firm, including fees and other terms. The Committee engaged Deloitte & Touche LLP as the Company's independent registered public accounting firm in December 2004.

      Management has the primary responsibility for the financial statements and the reporting process including maintaining the system of internal controls, and for the preparation of the Company's financial statements in accordance with generally accepted accounting principals, as well as the objectivity and integrity of such statements. The Company's independent registered public accounting firm is responsible for expressing an opinion based on its audit of those financial statements as to the statements' conformity with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Committee actively monitors and reviews these processes and financial statements. In carrying out its duties, the Committee relies in part on the information provided to it, and on the representations made to it, by management and the independent registered public accounting firm.

      In this context, the Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee reviewed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the firm's independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committee), and considered the compatibility of non-audit services with the independent registered public accounting firm's independence. The Committee discussed with the independent registered public accounting firm the overall scope and plans for its audits, including the matters required to be discussed with audit committees under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

      The Committee reviewed the audited financial statements for the fiscal year ended December 31, 2004 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

      In reliance on the reviews, discussions and assurances referred to above, and subject to the limitations on the Committee's role and responsibilities referred to above and in the Committee's charter, the Committee recommended to the Board of Directors (and the Board has approved) that the Company's audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2004 for filing with the SEC.


March 25, 2005                       Audit Committee

                                     William J. Fox, Chairman
                                     W. Townsend Ziebold, Jr.
                                     Lawrence J. Centella


                          COMPENSATION COMMITTEE REPORT

      The Compensation Committee is responsible for the oversight of the compensation of the executive officers and directors and administration of the Company's stock and incentive compensation plans. Executive officer compensation is composed of salary, stock options and performance-based bonuses. Norman Barta, the Company's president and chief executive officer, recommends to the Committee for approval the annual salary and any performance-based bonus (or any increase thereof) for each executive officer other than himself. The Committee applies the largely subjective and non-quantitative criteria discussed below in evaluating compensation and has not assigned any particular numerical weight to these factors. The salary of an executive officer is determined by the significance of the position to the Company, individual experience, talents and expertise, tenure with the Company, cumulative contribution to the Company's success, individual performance as it relates to effort and achievement of progress toward particular objectives for the executive officer and to Nephros' immediate and long-term goals, and information gathered as to comparable companies in the same industry as Nephros.

      Due to Nephros' phase of growth and development, in addition to its goal of increasing profitability, other elements of performance that are used in structuring executive compensation levels are increases in revenues, new product introductions, progress in research and development, raising new capital if necessary, strategic alliances, customer service values, cost-effective operation and the personal commitment to Nephros' ideals and mission. The Committee believes the compensation of executive officers, including long-term incentives, is appropriate when compared to data of comparable companies. However, this belief should be considered in light of the fact that the elements of compensation of such comparable companies are not necessarily directly comparable to those of Nephros.

      Although we do not have a formal bonus plan for executive officers, from time to time we award cash bonuses to certain executive officers. The amount awarded to a particular executive officer is based upon

Nephros' overall performance as discussed above, individual performance, the particular executive officer's base salary level, and overall equity and fairness. Pursuant to an employment agreement, the Company has agreed to pay Mr. Barta a bonus equal to 10% of his salary at the time each of six milestones is achieved. These milestones are one-time in nature, and three of these milestones have been achieved to date. Each year, the Committee will set additional milestones, with the total potential payment for these additional milestones, if achieved, each year equaling at least 20% of Mr. Barta's annual base salary as of the date the milestones are set. The Company has also agreed to pay Mr. Barta, subject to certain dollar amount limitations, a bonus of one percent of the license fee or technology access fee not tied directly to sales or expressed as a percentage of receipts or by reference to units produced which is paid to the Company with respect to any consummated licensing agreement of the End Stage Renal Disease therapy machines or dialyzer technology devices.

      We grant stock options to executive officers to link the interests and risks of the executive officers with those of the Company's stockholders. The options granted to executive officers are designed to increase in value as the price of our stock increases, as the options are typically priced at the market price of Nephros' Common Stock on the date of grant. We base our decisions on Nephros' performance and the individual's performance as discussed above, base salary and bonus levels, the amount of prior option grants and length of service.

      For fiscal 2004, Mr. Barta, president and chief executive officer, received salary of $250,000, was not paid a bonus, and was granted options to purchase 40,000 shares of common stock (at an exercise price of $4.80 per share, which was the fair market value of Nephros shares on the date the options were granted). We made these decisions based upon a subjective analysis of his contributions to Nephros' improved performance in the most recent fiscal year, and the above noted criteria. The Committee did not assign any particular numerical weight to any of these matters.


March 25, 2005                       Compensation Committee

                                     W. Townsend Ziebold, Jr., Chairman
                                     Lawrence J. Centella


EXECUTIVE COMPENSATION


      The following table sets forth the annual compensation and long-term compensation awards for each of the three most recent fiscal years our chief executive officer and our other executive officers whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2004.


                                               Summary Compensation Table
------------------------------------------------------------------------------------------------------------------------
                                                                                          Long Term Compensation
------------------------------------------------------------------------------------------------------------------------
                                              Annual Compensation                    Awards            Payouts
------------------------------------------------------------------------------------------------------------------------
                                                                                    Securit-ies
                                                                                    Under-lying
                                                                                    Options
                                           Salary                 Other Annual      / SARs      All Other Compensation
Name and Principal Position     Year         ($)     Bonus ($)   Compensation ($)      (#)               ($)
---------------------------- ------------ ---------- ---------- ------------------- ---------- -------------------------
Norman J. Barta,                2004       259,754          --           12,334       40,000                   645
---------------------------- ------------ ---------- ---------- ------------------- ---------- -------------------------
President & Chief               2003       201,635      61,350            2,851      327,567                   648
---------------------------- ------------ ---------- ---------- ------------------- ---------- -------------------------
Executive Officer (1)           2002       139,331          --            3,075           --                   648
---------------------------- ------------ ---------- ---------- ------------------- ---------- -------------------------
Marc L. Panoff,                 2004        67,308          --            3,569       76,820                   101
---------------------------- ------------ ---------- ---------- ------------------- ---------- -------------------------
Chief Financial                 2003            --          --               --           --                    --
---------------------------- ------------ ---------- ---------- ------------------- ---------- -------------------------
Officer(2)                      2002            --          --               --           --                    --
---------------------------- ------------ ---------- ---------- ------------------- ---------- -------------------------

---------------------------- ------------ ---------- ---------- ------------------- ---------- -------------------------

(1) Mr. Barta became President and Chief Executive Officer of the Company during July 2002. Mr. Barta served as our chief operating officer from October 1999 until July 2002 and our chief financial officer from October 1998 until July 2004. The amount shown for Mr. Barta under Other Annual Compensation for 2004 includes income arising out of (i) matching contributions made under the Company's 401(k) plan of $9,507 and (ii) reimbursements for transportation expenses in the amount of $2,827. The amounts shown for Mr. Barta under Other Annual Compensation for 2003 and 2002 reflect income arising out of reimbursements for transportation expenses.

(2) Mr. Panoff became Chief Financial Officer of the Company on July 12, 2004 at an annual base salary of $140,000. The amount shown for Mr. Panoff under Other Annual Compensation for 2004 includes income arising out of (i) matching contributions made under the Company's 401(k) plan of $1,938 and
     (ii) reimbursements for transportation expenses in the amount of $1,631.

(3) The amounts shown under All Other Compensation represent life insurance premiums paid by the Company.

STOCK OPTIONS

      The following table sets forth certain information for our last fiscal year with respect to options to purchase shares of common stock granted to our chief executive officer and our other named executive officers pursuant to our Stock Option Plans.

                      Option Grants in the Last Fiscal Year

                                        Percent of
                         Number of        Total
                        Securities       Options      Exercise
                        Underlying      Granted to    or Base
                         Options       Employees in    Price     Expiration
       Name           Granted (#)(1)   Fiscal Year     ($/sh)       Date
---------------       --------------   ------------   ---------  ----------

Norman Barta               40,000          9.8%        $ 4.80      12/14/14
Marc L. Panoff             56,820         14.0%        $ 2.39      11/10/14
Marc L. Panoff             20,000          4.9%        $ 4.80      12/14/14

(1 The options in this table have a maximum term of ten years measured from the grant date, subject to earlier termination in the event of the optionee's cessation of service with us. The options vest with respect to 25% on the grant date and the remainder of the options vest in three equal annual installments beginning on the first anniversary of the grant date, except that 15,000 of Mr. Panoff's options that expire on November 10, 2014 shall vest with respect to 5,000, 5,000 and 5,000 shares upon our achievement of certain milestones, which have not yet been achieved.

OPTION EXERCISES AND HOLDINGS

      The following table shows all stock options exercised by the named executives during the fiscal year ended December 31, 2004, and the number and value of options they held at fiscal year end.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values


                                                                                       Value of Unexercised
                    Number                           Number of Unexercised             In-the-Money Options
                   of Shares                      Options at Fiscal Year End           at Fiscal Year End(1)
                  Acquired on     Value          ---------------------------------------------------------------
    Name           Exercise      Realized         Exercisable     Unexercisable    Exercisable     Unexercisable
---------------   -----------    --------        ------------     -------------    -----------     -------------

Norman J. Barta        --       $      --           315,351          194,267       $ 1,049,712     $   389,474
Marc L. Panoff         --              --            15,455           61,365            24,569         108,958

(1) Value of unexercised in-the-money options is calculated based on the market value of the underlying shares, minus the exercise price, and assumes the sale of all the underlying shares on December 31, 2004, at a price of $4.74, which was the closing price of the common stock on the AMEX on that date.

                      Equity Compensation Plan Information

      The following table provides information as of December 31, 2004 about compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board of Directors upon exercise of options, warrants or rights under all of our existing equity compensation plans. Our existing equity compensation plans consist of our Stock Option Plans, in which all of our employees and directors are eligible to participate.


                                                                         (b)                          (c)
                                             (a)                   Weighted-Average       Number of Securities Remaining
                                   Number of Securities to be      Exercise Price of      Available for Future Issuance
                                    Issued Upon Exercise of           Outstanding        Under Equity Compensation Plans
                                     Outstanding Options,         Options, Warrants    (Excluding Securities Reflected in
        Plan Category                Warrants and Rights             and Rights                   Column (a))
        -------------                -------------------          -----------------     ---------------------------------

Equity compensation plans
approved by stockholders(1)                1,852,540                  $   1.85                    257,471

Equity compensation plans
not approved by stockholders                    --                    $     --                         --
                                           ---------                  --------                    -------
All plans                                  1,852,540                  $   1.85                    257,471
                                           =========                  ========                    =======

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. A copy of each report is furnished to us.

      SEC rules require us to identify anyone who failed to file a required report, or filed a required report late, during the most recent fiscal year. Based solely on a review of reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2004, all Section 16(a) filing requirements were complied with on a timely basis, except that the Forms 3 for each of our directors, officers and beneficial owners of 10% or more of our stock at the time the registration statement for our initial public offering became effective were filed between three and six business days thereafter.

             PRINCIPAL STOCKHOLDERS AND SHAREHOLDINGS OF MANAGEMENT

      The following table sets forth the beneficial ownership of our common stock as of April 29, 2005, by (i) each person known to us to own beneficially more than five percent (5%) of our common stock; (ii) each director, director nominee and executive officer; and (iii) all directors, director nominees and executive officers as a group:

                                                  Amount and
                                                  Nature of
                                                  Beneficial    Percentage
Name and Address of Beneficial Owner              Ownership      of class
------------------------------------              ---------      --------

Ronald O. Perelman (1)                            3,540,438        28.8%
Wasserstein entities (2)                          1,928,564        15.7%
Wasserstein SBIC Ventures II, L.P. (3)              829,104         6.7%
WPPN, LP (4)                                        918,801         7.5%
Norman J. Barta (5)                                 343,760         2.7%
Eric A. Rose, M.D. (6)                              854,965         6.9%
Lawrence J. Centella (7)                             34,243           *
Howard Davis (8)                                     37,175           *

Donald G. Drapkin (9)                               612,633         4.9%
William J. Fox (10)                                  74,338           *
Marc L. Panoff (11)                                  15,455           *
Bernard Salick, M.D. (12)                             5,000           *
W. Townsend Ziebold, Jr. (13)                       839,198         6.8%

All executive officers and directors as a group   2,816,767        21.8%

--------------------
*     Represents less than 1% of the outstanding shares of our common stock.

(1) Based on information provided in Schedule 13G filed on January 31, 2005. Mr. Perelman's address is 35 East 62nd Street, New York, New York 10021. Mr. Perelman is the sole stockholder of MacAndrews & Forbes Holdings Inc. (formerly known as Mafco Holdings Inc.), a holding company of which MacAndrews & Forbes Inc. is a wholly-owned subsidiary.

(2) Based on information provided in Schedule 13G filed on February 11, 2005. The Wasserstein entities include WPPN, LP, Wasserstein SBIC Ventures II, L.P., WV II Employee Partners, LLC, and BW Employee Holdings, LLC. The address of the Wasserstein entities is 1301 Avenue of the Americas, 44th Floor, New York, New York 10019. Bruce Wasserstein may be deemed to have beneficial ownership of the shares owned by the Wasserstein entities. However, Mr. Wasserstein disclaims beneficial ownership of these shares except for his pecuniary interest in 29,446 shares. The Wasserstein entities' ownership is as follows: (i) 918,801 shares of our common stock which are owned by WPPN, LP, the general partner of which is Cypress Management Partners, LLC, the sole member of which is Cypress Capital Assets, LP, the general partner of which is Cypress Capital Advisors, LLC, an entity that may be deemed controlled by Bruce Wasserstein; (ii) 829,104 shares of our common stock which are owned by Wasserstein SBIC Ventures II, L.P., the general partner of which is Wasserstein Levered Venture Partners II, LLC, the sole member of which is Wasserstein Investments LLC, the sole member of which is Wasserstein Holdings, LLC, an entity that may be deemed controlled by Mr. Wasserstein; (iii) 5,388 shares of our common stock which are owned by WV II Employee Partners, LLC, the managing member of which is Wasserstein & Co., L.P., an entity controlled by Wasserstein Investments, LLC, the sole member of which is Wasserstein Holdings, LLC, an entity that may be deemed controlled by Mr. Wasserstein; and (iv) 175,271 shares of our common stock which are owned by BW Employee Holdings, LLC, an entity that may be deemed controlled by Mr. Wasserstein.

(3) The same shares listed as beneficially owned by Wasserstein SBIC Ventures II, L.P. are also included in the shares listed as beneficially owned by the Wasserstein entities (See Note 2 above).

(4) The same shares listed as beneficially owned by WPPN, LP are also included in the shares listed as beneficially owned by the Wasserstein entities (See
     Note 2 above).

(5) Mr. Barta's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Mr. Barta include 315,350 shares issuable upon exercise of options granted under the 2000 and 2004 Plans. Does not include 193,867 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(6) Dr. Rose's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Dr. Rose include 109,814 shares issuable upon exercise of options granted under the 2000 and 2004 Plans. Does not include 80,021 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(7) Mr. Centella's address is 3331 N. Ridge Ave, Arlington Heights, IL 60004. The shares identified as being beneficially owned by Mr. Centella include 5,833 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 9,167 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(8) Mr. Davis' address is 5850 Canoga Ave, #315, Woodland Hills, CA 91367. The shares identified as being beneficially owned by Mr. Davis include (i) 35,508 shares issuable upon exercise of warrants originally issued to The Shemano Group, Inc. in connection with our initial public offering and transferred to Mr. Davis; and (ii) 1,667 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 13,333 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(9) Mr. Drapkin's address is 35 East 62nd Street, New York, New York 10021. The shares identified as being beneficially owned by Mr. Drapkin include 102,711 shares issuable upon exercise of options granted under the 2000 and 2004 Plans. Does not include 72,919 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(10) Mr. Fox's address is c/o Barington Capital Group, L.P., 888 Seventh Ave., New York, New York 10019. The shares identified as being beneficially owned by Mr. Fox include 5,167 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 16,833 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(11) Mr. Panoff's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Mr. Panoff include 15,455 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 61,365 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(12) Dr. Salick's address is 8900 Wilshire Boulevard Beverly Hills, CA 90211. The shares identified as being beneficially owned by Dr. Salick include 5,000 shares issuable upon the exercise of options granted under the 2004 Plan. Does not include 10,000 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.

(13) Mr. Ziebold's address is 1301 Avenue of the Americas, 44th Floor, New York, New York 10019. The shares identified as being beneficially owned by Mr. Ziebold include (i) 829,104 shares that Mr. Ziebold, as president of Wasserstein Levered Venture Partners II, LLC, the general partner of Wasserstein SBIC Ventures II, L.P., may be deemed to beneficially own and as to which Mr. Ziebold disclaims beneficial ownership; and (ii) 10,094 shares issuable upon exercise of options granted under the 2000 and 2004 Plans. The shares identified as being beneficially owned by Mr. Ziebold do not include 5,388 shares owned by WV II Employee Partners, LLC, an employee investment vehicle in which Mr. Ziebold is a participant and as to which Mr. Ziebold disclaims beneficial ownership. Does not include 10,588 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but have not yet vested.


             EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER RELATIONSHIPS

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ended December 31, 2004 and starting on September 24, 2004, the Compensation Committee of the Board of Directors consisted of W. Townsend Ziebold, Jr. (Chairman) and Lawrence J. Centella, both of whom are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. Prior to September 24, 2004, we did not have a separate compensation committee and compensation matters were decided by our entire Board. Mr. Barta, who has held several executive offices during the last completed fiscal year, as well as Mr. Drapkin and Dr. Rose, each of whom is a former executive officer, have participated in deliberations, during the last completed fiscal year, of our Board concerning executive officer compensation.

Employment Agreements

Agreement with Mr. Norman J. Barta

      Norman J. Barta is serving as our president and chief executive officer under a written employment agreement with us. This agreement, as amended to date, has a term that expires on June 30, 2007. This agreement provides Mr. Barta with an annual base salary as of July 31, 2004 of $285,000. During each year that Mr. Barta is employed with us, our compensation committee will review Mr. Barta's performance and determine, in its sole discretion, whether to further increase Mr. Barta's annual base salary.

      We have agreed to pay Mr. Barta a bonus equal to 10% of his salary at the time each of the following six milestones is achieved: (1) the OLpur MD190 hemodiafiltration device or a related device is deemed ready to enter a clinical trial by the FDA or an analogous body outside of the United States in a region where there exists significant market opportunity for the sale of the device;
(2) the completion of a clinical trial of the device in such a region; (3) the first regulatory approval of the device in such a region; (4) a second hemodiafiltration device is deemed ready to enter a clinical trial by the FDA or an analogous body outside of the United States in a region where there exists significant market opportunity for the sale of such device; (5) the completion of the clinical trial of the second device in such a region; and (6) the first regulatory approval of the second device in such region. To date, milestones (1) through (3) have been achieved. The agreement provides that after July 2004, additional realistic milestones will be set for each year, with the total potential payment for these additional milestones, if achieved, each year equaling at least 20% of Mr. Barta's annual base salary as of the date the milestones are set. Pursuant to such agreement, our Compensation Committee has established the following two additional milestones the achievement of each of which will trigger a bonus equal to 10% of Mr. Barta's current base salary: (a) achieving certain levels of Net Revenues for the six months ending June 30, 2005; and (b) maintaining a certain level of contribution margins over the same time period. We have also agreed to pay to Mr. Barta a bonus of one percent of the license fee or technology access fee not tied directly to sales or expressed as a percentage of receipts or by reference to units produced which is paid to us with respect to any consummated licensing agreement of the ESRD therapy machines or dialyzer technology devices, subject to a maximum bonus of $500,000 per license agreement (including renewals and amendments) and to an aggregate maximum of $2,000,000.

      Mr. Barta's employment agreement provides that upon termination by us for cause, as defined in the agreement, death or disability, we will pay to him only the base salary and any milestone bonuses due and payable under the terms of the agreement through the date of termination and those that become due and payable within 90 days of that date. If we terminate Mr. Barta for any other reason, Mr. Barta will be entitled to (1) any accrued but unpaid base salary for services rendered through the date of termination; (2) any unpaid milestone bonuses due and payable on or prior to the date of termination or within 90 days thereafter;
(3) any unpaid licensing bonuses due and payable on or prior to the date of termination or in respect of licenses consummated during the 90 days following the date of termination; and (4) the continued payment of the base salary (in the amount as of the date of termination) for the remainder of the term (to be paid at the times such base salary would have been paid had his employment not been terminated).

Agreement with Mr. Marc L. Panoff

      Mr. Panoff began serving as our chief financial officer on July 12, 2004, pursuant to a letter agreement dated as of June 16, 2004. Such agreement has a term that will expire on July 31, 2006, unless terminated earlier. Mr. Panoff's initial annual base salary was $140,000, and he received a merit increase to $160,000 as of January 1, 2005 in connection with his year-end performance review. In addition,

Mr. Panoff may be awarded a bonus based on performance. Mr. Panoff's agreement provides that upon termination by us for cause (as defined in the agreement), death or disability or by his voluntary resignation or retirement, we shall pay him only his accrued but unpaid base salary for services rendered through the date of termination. If we terminate Mr. Panoff's employment for any other reason, then he shall be entitled to: (1) any accrued but unpaid base salary for services rendered through the date of termination; (2) any unpaid bonuses due or payable on or prior to the date of termination; and (3) the continued payment of his base salary for the remainder of the term and, if we terminate his employment during the six month period immediately prior to the scheduled date of expiration of the term, then up to six months after such termination.

                              CERTAIN TRANSACTIONS

Convertible Promissory Notes

      In April 2002, we sold eight convertible notes in the aggregate principal amount of $250,000, pursuant to which we agreed to pay, in August 2002, to the holders the principal amount due under each holder's convertible note, together with interest on the unpaid principal amount at the rate of 6% per annum, compounded semi-annually, from the date of the convertible note. In connection with such transaction, we granted the purchasers of such convertible notes warrant rights to purchase an aggregate of 125,000 shares of our series A convertible preferred stock at a price of $1.00 per share, to be exercisable through April 2004.

      As of April 28, 2004, we and the holders of these notes agreed to convert the entire principal amount of such notes (except for $50 of Mr. Drapkin's note, which we repaid) into an aggregate of 249,950 shares of our series C convertible preferred stock and that we would pay accrued interest on such convertible notes amounting to $5,000 in the aggregate. The holders of these convertible notes accepted the right to receive the foregoing shares, accrued interest and warrant rights in full satisfaction of our obligation to repay the notes. In connection with the warrant rights related to these convertible notes, in April 2004, we sold an aggregate of 87,500 shares of our series A convertible preferred stock to the holders of such notes at a price of $1.00 per share. Each of our series A convertible preferred stock and series C convertible preferred stock was converted into shares of our common stock at a conversion price (after adjusting for the reverse stock split effected on September 10, 2004) of approximately $4.40 per share and $3.52 per share, respectively. Accordingly, upon the consummation of our initial public offering, the 87,500 shares of our series A convertible preferred stock converted into an aggregate of 24,859 shares of our common stock and the 249,950 shares of our series C convertible preferred stock, together with dividends accrued thereon through May 31, 2004, converted into an aggregate of 71,011shares of our common stock.

      Each of Eric A. Rose, M.D., a director and beneficial owner of more than 5% of our common stock, Donald G. Drapkin, a director and beneficial owner of more than 5% of our common stock at such time, and Ronald O. Perelman, a beneficial owner of more than 5% of our common stock, among others, purchased the respective securities set forth in the table below in this transaction.

                      Principal    Number of Shares of     Number of Shares of
                      Amount of    Series C Convertible   Series A Convertible
                     Convertible  Preferred Stock Issued  Preferred Stock Issued
                         Note       Upon Conversion of      Upon Exercise of
Name                 Stock Issued    Convertible Note        Warrant Rights
----                 ------------    ----------------        --------------

Eric A. Rose, M.D.      $ 75,000           75,000                       0
Donald G. Drapkin       $ 25,000           24,950                  12,500
Ronald O. Perelman      $ 25,000           25,000                  12,500

Bridge Financing

      In May 2003, we entered into a Commitment Agreement with Ronald O. Perelman pursuant to which we agreed to sell convertible bridge notes in the aggregate principal amount of $1,000,000 at face value. The outstanding principal amount of such convertible bridge notes, together with interest at the rate of 6% per annum, would become due and payable on January 26, 2004. Pursuant to the Commitment Agreement, we offered the holders of our then outstanding capital stock and convertible notes the opportunity to invest in a portion of the bridge notes pro rata, in accordance with the number of shares issuable upon conversion of the capital stock and convertible notes then held by them. Under the Commitment Agreement, Mr. Perelman had agreed to purchase additional bridge notes, if and to the extent that the other securityholders elected not to purchase their respective pro rata shares of the bridge notes, thus ensuring that we would sell exactly $1,000,000 in aggregate principal amount of bridge notes. In June 2003, we sold the convertible bridge notes to twenty-three of our security holders. Pursuant to the Commitment Agreement, Mr. Perelman had the right to elect whether he and the other holders would have the option to convert the bridge notes and purchase additional shares of series D convertible preferred stock at any time prior to the earlier of (i) 10 days after we notified Mr. Perelman that we obtained a CE mark on our initial product and (ii) January 15, 2004. We received such CE mark on July 31, 2003 and promptly notified Mr. Perelman thereof. On August 1, 2003, Mr. Perelman elected to proceed with the conversion and purchase. As of September 11, 2003, each of the holders converted its bridge note into shares of our series D convertible preferred stock at a conversion price equal to the liquidation preference of the series D convertible preferred stock, in accordance with the terms thereof.

      Pursuant to the terms of the bridge notes, in order to convert each holder's bridge note, such holder was required to commit to purchase, for the aggregate liquidation preference thereof, a number of additional shares of series D convertible preferred stock having an aggregate liquidation preference equal to any amount, at such holder's option, between 9 and 11 times the principal amount of the bridge note being converted. The purchase of the additional shares of series D convertible preferred stock occurred in three installments, with 3,993,793 shares purchased at the time of conversion on September 11, 2003, another 3,000,000 shares purchased as of December 1, 2003, and the remaining 3,811,538 shares purchased as of March 3, 2004.

      Upon completion of the private placement, we issued an aggregate of 11,817,988 shares of our series D convertible preferred stock (including 1,012,657 shares issued upon conversion of principal of, and accrued interest on, the bridge notes). Among others, Donald G. Drapkin, a director and a beneficial owner of more than 5% of our common stock at such time, Ronald O. Perelman, a beneficial owner of more than 5% of our common stock, and BW Employee Holdings LLC and WPPN, LP, entities controlled by Bruce Wasserstein, where such entities in the aggregate beneficially own more than 5% of our common stock, purchased such notes, as set forth below. The series D convertible preferred stock was converted into shares of our common stock at a conversion price (after adjusting for the reverse stock split effected on September 10, 2004) of approximately $2.32 per share. Accordingly, the 11,817,988 shares of our series D convertible preferred stock, together with dividends accrued thereon through May 31, 2004, converted into an aggregate of 5,249,647 shares of our common stock upon consummation of our initial public offering.


                                              Number of Shares of                                Number of Shares of
                                             Series D Convertible   Purchase Price of Addition   Series D Convertible
                               Principal      Preferred Stock         Series D Convertible        Preferred Stock
                               Amount of          Issued             Preferred Stock Purchased         Issued
                              Convertible     Upon Conversion of      in Connection with          Upon Additional
Name                          Bridge Notes     Bridge Notes (1)           Conversion                 Purchases
----                          ------------     ----------------     --------------------------    ------------------

Donald G. Drapkin             $  72,188.56               (2)                        (2)                     (2)
Ronald O. Perelman            $ 557,091.86        637,245(3)          $ 6,712,084.62(4)            6,483,983(5)
BW Employee Holdings LLC      $  18,809.06         19,047             $   175,000.00                 175,000
WPPN, LP                      $ 171,583.73        173,756                           (6)                     (6)
Wasserstein SBIC
  Ventures II, L.P.                    (6)               (6)          $ 1,869,145.52(6)            1,869,145(6)
WV II Employee Partners, LLC           (6)               (6)          $    12,147.51(6)               12,148(6)

(1)  Shares issued include amount for accrued interest on convertible note.

(2) Mr. Drapkin transferred his bridge note to Mr. Perelman prior to conversion, as discussed below.

(3) Includes 73,102 shares issued upon conversion of the bridge note initially issued to Mr. Drapkin.

(4) Includes $794,074.16 paid for the purchase of shares of series D convertible preferred stock in connection with the conversion of the bridge note initially issued to Mr. Drapkin, less the satisfaction of non-interest bearing loans in the principal amount of $210,000 made to us by Dr. Rose and Mr. Drapkin, which were assigned to Mr. Perelman and then applied toward the purchase price, as discussed below.

(5) Includes 794,074 shares purchased in connection with the conversion of the bridge note initially issued to Mr. Drapkin, less 160,000 shares, 203,102 shares and 75,000 shares which Mr. Perelman instructed us to issue to Dr. Rose, Mr. Drapkin, and Mehmet Oz, M.D., respectively.

(6) WPPN, LP assigned its rights and obligations to purchase additional shares of our series D convertible preferred stock to Wasserstein SBIC Ventures II, L.P., which purchased 99.3543% of the additional shares and WV II Employee Partners, LLC, which purchased 0.6457% of the additional shares.

      During 2001, 2002 and 2003, Eric A. Rose, M.D. made non-interest bearing demand loans to us in the aggregate principal amount of $160,000. On September 11, 2003, Dr. Rose assigned all of his right title and interest in the loans to Ronald O. Perelman in exchange for 160,000 shares of our series D convertible preferred stock due to Mr. Perelman at the first closing. Mr. Perelman instructed us to issue the 160,000 shares directly to Dr. Rose and the $160,000 outstanding under the loans was applied to the purchase price of the series D convertible preferred stock to be purchased by Mr. Perelman. The loans have been repaid and satisfied in full.

      During 2003, Donald G. Drapkin made non-interest bearing demand loans to us in the aggregate principal amount of $50,000. On September 11, 2003, Mr. Drapkin assigned all of his right, title and interest in (i) the loans, (ii) his note, convertible into series D convertible preferred stock, in the principal amount of $72,188.56 and (iii) $80,000, to Ronald O. Perelman in exchange for 203,102 shares of our series D convertible preferred stock due to Mr. Perelman at the first closing. Mr. Perelman instructed us to issue the 203,102 shares directly to Mr. Drapkin and the $50,000 outstanding under the loans was applied to the purchase price of the series D convertible preferred stock to be purchased by Mr. Perelman. The loans have been repaid and satisfied in full.

                                  OTHER MATTERS

People with disabilities

      We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend the meeting. Please call or write the Chief Financial Officer at least two weeks before the meeting at our principal executive offices.

How we solicit proxies

      In addition to mailing, our employees may solicit proxies personally, electronically, or by telephone. We will pay the costs of soliciting this proxy.

Stockholder Proposals

      The deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy for our next annual meeting is January 11, 2006. Such proposals must comply with our By-Laws and the requirements of Regulation 14A of the Exchange Act. To be properly submitted, the proposal must be received at our principal executive offices, 3960 Broadway, New York, New York 10032, no later than the deadline. In order to avoid controversy, stockholders should submit any proposals by means, including electronic means, which permit them to prove the date of delivery.

      In addition, Rule 14a-4 of the Exchange Act governs the use of our discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in this proxy statement. With respect to our next annual meeting of stockholders, if we are not provided notice of a stockholder proposal prior to March 27, 2006, we will be allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

      If the Board changes the date of next year's annual meeting by more than 30 days, the Board will, in a timely manner, inform the stockholders of such a change and the effect of such a change on the deadlines given above by including a notice under Item 5 in our earliest possible quarterly report on Form 10-QSB, or if that is impracticable, then by any means reasonably calculated to inform the stockholders.

Other Matters

      The Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with regard to those matters in accordance with their best judgment.

Questions?

      If you have questions or need more information about the annual meeting, write to:

      Investor Relations
      Nephros, Inc.
      3960 Broadway
      New York, NY 10032
      Attn: Chief Financial Officer

or call us at:

      (212) 781-5113


      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, THE BOARD URGES YOU
         TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN
                       THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               [GRAPHIC OMITTED]

                                    NEPHROS


               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR 2004 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 23, 2005


      The undersigned hereby constitutes and appoints Norman J. Barta and Marc
L. Panoff, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders of NEPHROS, INC. ("Nephros"), to be held on June 23, 2005, and at any adjournment or postponement thereof. This proxy, when properly executed and returned in a timely manner, will be voted at this annual meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR Proposal 1, the election of the director nominees named herein; and FOR Proposal 2, the approval of a Fourth Amended and Restated Certificate of Incorporation that decreases to 25,000,000 the number of authorized shares of common stock, and that decreases to 5,000,000 the number of authorized shares of preferred stock; and FOR Proposal 3, the approval of an amendment to the Nephros, Inc. 2004 Stock Incentive Plan that increases the total number of shares of common stock that may be issued pursuant to awards granted under such plan from 486,237 to 800,000; and FOR Proposal 4, ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as Nephros' independent registered public accounting firm for the fiscal year ending December 31, 2005, and as to all other matters which may come before the meeting in accordance with the judgment of the persons named as proxies herein.


      PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


            (Continued, and to be signed and dated, on reverse side.)

The undersigned hereby directs this proxy to be voted as follows:

PLEASE MARK YOUR VOTES IN THE
FOLLOWING MANNER, USING DARK INK
ONLY:    |X|

                                               FOR ALL      WITHHOLD
                                               NOMINEES       ALL
                                              (except as
                                              written to    NOMINEES
                                             the contrary
                                                below)
Proposal 1: Election of Directors.
Nominees: Howard Davis                           |_|          |_|
Bernard Salick, M.D.
W. Townsend Ziebold, Jr.

FOR, except vote withheld from the
following
nominee(s):

                                   FOR          AGAINST      ABSTAIN

Proposal 2: to approve a           |_|            |_|          |_|
Fourth Amended and Restated
Certificate of
Incorporation that
decreases to 25,000,000 the
number of authorized shares
of common stock, and that
decreases to 5,000,000 the
number of authorized shares
of preferred stock.
----------------------------------------------------------------------

----------------------------------------------------------------------
                                   FOR          AGAINST      ABSTAIN

Proposal 3: to approve an          |_|            |_|          |_|
amendment to the Nephros,
Inc. 2004 Stock Incentive
Plan that increases the
total number of shares of
common stock that may be
issued pursuant to awards
granted under such plan
from 486,237 to 800,000

                                   FOR          AGAINST      ABSTAIN

Proposal 4: to ratify the          |_|            |_|          |_|
appointment by the Audit
Committee of Deloitte &
Touche LLP as independent
registered public
accounting firm.

At the proxies' discretion
on any other matters which
may properly come before
the meeting or any
adjournment or postponement
thereof.

I plan to attend the meeting  |_|

I do not plan to attend the meeting |_|

Dated:_____________, 2005.


Signature(s): _______________________________


      This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate; if shares are held by joint tenants or as community property, both stockholders should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.